Exhibit 10.16

EXECUTION COPY

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and between VS Service Company LLC, a Delaware LLC (hereinafter the “Company”) and Martin Waters (the “Executive”) (hereinafter collectively referred to as the “Parties”).

WHEREAS, the Company desires to obtain the benefit of the services of the Executive, and the Executive desires to render such services on the terms and conditions set forth herein;

WHEREAS, the Executive will be employed as the Chief Executive Officer of Victoria’s Secret & Company (“VS&Co.”) and, in that capacity, will gain an intimate knowledge of the business and affairs of the Company, including but not limited to its policies, procedures, methods, personnel, sales and business plans and strategy, and trade secrets;

WHEREAS, the Company has determined that it is in its best interests to retain the services of key management personnel and to ensure their continued dedication and loyalty to the Company;

NOW, THEREFORE, IN CONSIDERATION of the foregoing, and in view of the promises and other good and valuable consideration described in this Agreement (the sufficiency and receipt of which are hereby acknowledged) the Parties agree as follows:

1.
Term.  This Agreement shall commence on February 4, 2021 with the Company (the “Commencement Date”) and continue until terminated pursuant to one of the provisions of Section 5 of this Agreement.

2.
Employment.

a.
Position.  As of the Commencement Date, the Executive shall be employed as the Chief Executive Officer of VS&Co.  The Executive shall perform the duties, undertake the responsibilities, and exercise the authority customarily performed, undertaken, and exercised by persons employed in a similar executive capacity for a similarly-sized company in the same or similar industry.  During the period in which the Company is a wholly owned subsidiary of L Brands, Inc. (“L Brands”), the Executive shall report to the Chief Executive Officer of L Brands.  If the Company is no longer a wholly owned subsidiary of L Brands, the Executive shall report to the Board of Directors of any successor to L Brands in ownership or control of the Company, or any individual so designated by the successor.

b.
Duty of Loyalty. The Executive agrees to devote full attention to the business and affairs of the Company. The foregoing, however, shall not preclude the Executive from serving on corporate, civic, or charitable boards or committees or managing personal investments, so long as such activities do not interfere with the performance of the Executive’s responsibilities hereunder.  The Executive will make all disclosures required by the conflict-of-interest and ethics policies of the Company, VS&Co. and/or L Brands (collectively, the “Company Parties”) relating to these activities.

3.
Compensation.

a.
Base Salary.  The Company agrees to pay the Executive an annual base salary (“Base Salary”) of One Million Two Hundred Fifty Thousand Dollars ($1,250,000), less applicable withholding.  This Base Salary will be subject to annual review and may be increased based upon personal performance and company performance/market conditions.  Such Base Salary shall be payable in accordance with the Company’s customary payroll practices applicable to its executives.

b.
Incentive Compensation.  The Executive shall be entitled to participate in the Company’s applicable incentive compensation plan (“IC Plan”), beginning in the 2021 Spring selling season, at a target level of one hundred eighty percent (180%) of the Executive’s Base Salary, with a potential payout of between 0% and 200% of the target level based on the achievement of actual performance.  Incentive Compensation payouts are typically made in two installments, less applicable withholding, the first being for the Spring season (fiscal February through July) weighted at 40% of the total annual target payment and paid in the following August or September, and the second being for the Fall season (fiscal August through January) weighted at 60% of the total annual target payment and paid in the following March.  Incentive compensation under the IC Plan is not guaranteed but will be based on the results of VS&Co.’s performance as determined by the Board of Directors of the Company’s parent (the “Board”).

c.
Equity Compensation. Pursuant to the terms of the L Brands, Inc. 2020 Stock Option and Performance Incentive Plan, as amended from time to time (“2020 Stock Plan”), on February 5, 2021, the Executive was granted performance-based restricted stock units covering L Brands common stock having a target grant date value of Six Million Five Hundred Thousand Dollars ($6,500,000) subject to the terms and conditions of the 2020 Stock Plan and the L Brands, Inc. 2020 Stock Option and Performance Plan Performance-Based Restricted Share Unit Award Agreement. The Executive may receive future grants under the 2020 Stock Plan as determined by the Human Capital and Compensation Committee of the Board and based on the Executive’s position and performance.

d.
Retention Bonus. The Executive shall receive a retention bonus in the amount of One Million Dollars ($1,000,000), less applicable withholding, paid on or about January 31, 2022, subject to the Executive’s continued employment through such payment date.

e.
Reservation of Rights. Unless otherwise provided in a contractual agreement between Executive and the Company, the Company reserves the right to amend, vary or terminate any compensation, benefit, bonus, equity award or other such program at any time, in the sole discretion of the Company. All compensation, benefit, bonus, equity award and other such programs are governed by and subject to the official plan documents and award agreements as administered and interpreted by the Board.

4.
Employee Benefits.

a.
Employee Benefit Plans. The Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company Parties and made available to similarly situated executives generally and as may be in effect from time to time, including Paid Time Off programs. The Executive’s participation in such plans, practices and programs shall be on the same basis and terms as are applicable to similarly situated executives of the Company generally.

b.
Paid Time Off (PTO) Programs. The Executive shall be entitled to paid time off in accordance with the policies periodically established by the Company Parties for similarly-situated executives of the Company.

c.
Expenses. Subject to applicable policies of the Company Parties, the Executive shall be entitled to receive prompt reimbursement of all expenses reasonably incurred in connection with the performance of the Executive’s duties hereunder or for promoting, pursuing, or otherwise furthering the business or interests of the Company Parties.

d.
Office and Facilities. The Executive shall be provided with appropriate offices and with such secretarial and other support facilities as are commensurate with the Executive’s status with the Company and adequate for the performance of the Executive’s duties hereunder.

e.
Compensation Recoupment. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based or other compensation paid to the Executive under this Agreement or any other agreement or arrangement with the Company Parties are subject to recovery and clawback in accordance with any applicable law, government regulation, or stock exchange listing requirement, or any policy (whether in existence as of the Commencement Date or later adopted by the Company Parties) established by the Company Parties providing for clawback or recovery of amounts paid to the Executive.

5.
Termination of Employment.

a.
Disability. The Executive’s employment hereunder is subject to termination after having established the Executive’s Disability.  For purposes of this Agreement, “Disability” means a physical or mental infirmity which impairs the Executive’s ability to substantially perform the Executive’s duties under this Agreement for a period of at least six (6) months in any twelve (12)-month calendar period as determined in accordance with the Long-Term Disability Plan maintained by the Company Parties.

b.
Cause. The Company shall be entitled to terminate the Executive’s employment for “Cause” without prior written notice.  For purposes of this Agreement, “Cause” shall mean that the Executive (1) was grossly negligent in the performance of the Executive’s duties with the Company (other than a failure resulting from the Executive’s incapacity due to physical or mental illness); or (2) has pled “guilty” or “no contest” to, or has been convicted of, an act which is defined as a felony under federal or state law; or (3) engaged in misconduct in bad faith which could reasonably be expected to materially harm the Company’s business or its reputation.  The Executive shall be given written notice by the Company of a termination for Cause, which shall state in reasonable detail the particular act or acts or failures to act that constitute the grounds on which the termination for Cause is based.

c.
Termination by the Executive. The Executive may terminate his employment, with or without “Good Reason,” by delivering to the Company, not less than thirty (30) days prior to the termination date, a written Notice of Termination.  If purporting to terminate employment for “Good Reason,” the Executive must include reasonable detail of the facts and circumstances which constitute Good Reason within the written Notice of Termination.  For purposes of this Agreement, “Good Reason” means (i) the failure to continue the Executive in a capacity contemplated by Section 2, above, which shall be deemed a material breach of this Agreement; (ii) the assignment to the Executive of any duties materially inconsistent with and that constitute a material adverse change to the Executive’s positions, duties, authority, responsibilities or reporting requirements as set forth in Section 2, above; (iii) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within fifteen (15) days after a merger, consolidation, sale, or similar transaction or (iv) a reduction in or a material delay in payment of the Executive’s total cash compensation and benefits from those required to be provided in accordance with the provisions of this Agreement.  “Good Reason” shall not include (i) acts that are cured by the Company in all material respects not later than thirty (30) days from the date of receipt by the Company of a written Notice of Termination identifying in reasonable detail the act or acts constituting “Good Reason” or (ii) acts taken by the Company by reason of the Executive’s physical or mental infirmity which infirmity impairs the Executive’s ability to substantially perform his duties under this Agreement.

d.
Notice of Termination. The Company may terminate Executive’s employment for any reason other than Cause or Disability by delivering to Executive a written “Notice of Termination,” which indicates the date of termination and the termination provision in this Agreement relied upon, thirty (30) days prior to the termination date.  The Notice of Termination shall set forth in reasonable detail the facts and circumstances providing a basis for the termination.  The Company may elect to pay the Executive in lieu of the thirty (30) days written notice, but will still deliver a Notice of Termination.

6.
Compensation Upon Termination Not Within the Protection Period.

a.
If the Executive’s employment is terminated by the Company for Cause, by reason of the Executive’s death, or if the Executive gives the Company a written Notice of Termination other than one for Good Reason, the Company’s sole obligations shall be to pay the Executive the following amounts earned but not paid as of the termination date (collectively, the “Accrued Amounts”):

●	Base Salary;

●	Reimbursement for business expenses incurred by the Executive;

●	Any earned, accrued benefits such as PTO; and

●
Any earned compensation which the Executive had previously deferred until termination of employment or which, by operation of the applicable plan and/or deferral election, would cause distribution to occur upon termination of employment (including any interest earned or credited thereon).

The Executive’s entitlement to any other benefits shall be determined in accordance with the applicable employee benefit plans then in effect.  The Executive expressly agrees that any amounts the Executive may owe to the Company at the time of termination may be deducted from the amounts (above) that the Company would otherwise owe to the Executive.

b.
If the Executive’s employment is terminated by the Company other than for Cause or Disability or if the Executive resigns for Good Reason, in each case, other than within the Protection Period (as defined below), the Company will offer a severance agreement to the Executive, which will include the following severance benefits (collectively, the “No Release Severance Benefits”):

i.	Accrued Amounts.

ii.
The Company shall continue to pay the Executive’s Base Salary for a period of one (1) year following the termination date, less applicable withholding, payable on the Company’s regularly scheduled pay dates during such one (1)-year period.

iii.
For up to twelve (12) months following the termination date, and provided that the Executive pays the applicable contribution amount required to be paid by similarly-situated active employees for such coverage, the Company shall provide to the Executive and the Executive’s covered dependents medical and dental benefits substantially similar in the aggregate to the those provided to similarly-situated active employees; provided, however, that the Company’s obligation to provide such benefits shall cease upon the Executive’s becoming eligible for such benefits as the result of employment with another employer and provided, further, that the Company’s contribution toward the cost of such coverage shall be treated as taxable income to the Executive and the Executive must continue to pay his portion of the cost of this coverage with after-tax dollars.  Notwithstanding the foregoing, if the Executive is not eligible to continue to participate in the relevant plan(s) providing such benefits or if providing such benefits would violate the nondiscrimination rules under Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), or the rules applicable to non-grandfathered health plans under the Patient Protection and Affordable Care Act (“PPACA”), or result in the imposition of penalties under the Code and/or PPACA and the related regulations and guidance promulgated thereunder, the Parties agree to reform this section in a manner as necessary to comply with applicable law, while, to the extent permitted by applicable law, preserve intended economic benefit.

The No Release Severance Benefits provided for in this Section 6(b) are in lieu of, and not in addition to, unused PTO remaining upon termination or any salary continuation provided for under the Confidentiality, Noncompetition and Intellectual Property Agreement referenced below in Section 8(b).

c.
If the Executive’s employment is terminated by the Company other than for Cause or Disability or if the Executive resigns for Good Reason, in each case, other than within the Protection Period, subject to and in exchange for a full release of claims by the Executive in a form acceptable to the Company (the “Release”), the Company will offer a severance agreement to the Executive, which will include the following severance benefits in lieu of the No Release Severance Benefits (collectively, the “Release Severance Benefits”):

i.	Accrued Amounts.

ii.
The Company shall continue to pay the Executive’s Base Salary for a period of two (2) years following the termination date, less applicable withholding, payable on the Company’s regularly scheduled pay dates during such two (2)-year period.

iii.
For up to twenty four (24) months following the termination date, and provided that the Executive pays the applicable contribution amount required to be paid by similarly-situated active employees for such coverage, the Company shall provide to the Executive and the Executive’s covered dependents medical and dental benefits substantially similar in the aggregate to the those provided to similarly-situated active employees; provided, however, that the Company’s obligation to provide such benefits shall cease upon the Executive’s becoming eligible for such benefits as the result of employment with another employer and provided, further, that the Company’s contribution toward the cost of such coverage shall be treated as taxable income to the Executive and the Executive must continue to pay his portion of the cost of this coverage with after-tax dollars.  Notwithstanding the foregoing, if the Executive is not eligible to continue to participate in the relevant plan(s) providing such benefits or if providing such benefits would violate the nondiscrimination rules under Section 105(h) of the Code, or the rules applicable to non-grandfathered health plans under PPACA, or result in the imposition of penalties under the Code and/or PPACA and the related regulations and guidance promulgated thereunder, the Parties agree to reform this section in a manner as necessary to comply with applicable law, while, to the extent permitted by applicable law, preserve intended economic benefit.

iv.
The Company shall pay the Executive any incentive compensation under the IC Plan that the Executive would have received if the Executive had remained employed with the Company for a period of one (1) year after the termination date based on actual performance, less applicable withholding, subject to the terms of the IC Plan.  The foregoing payments shall be paid at the same time as payments under the IC Plan are typically paid, but in no event earlier than three (3) months following the Executive’s termination date and in no event later than March 15th of the year following the year in which the applicable season is completed.  For the purposes of clarity, under this subsection, the Executive shall be entitled to payments under the IC Plan pursuant to this provision only for performance periods that end during the one (1)-year period following the Executive’s termination of employment.

v.
The treatment of any outstanding equity awards will be determined in accordance with the terms of the applicable plan and award agreements, provided that, no equity awards will be forfeited during the three (3)-month period commencing upon the Executive’s termination of employment, and to the extent a VS Change in Control occurs during such three (3)-month period, such outstanding equity awards will instead be treated in accordance with Section 7.

Notwithstanding any other provisions of this Agreement to the contrary, the Company shall not make or provide the Release Severance Benefits (other than the Accrued Amounts), unless the Executive timely executes and delivers to the Company the Release, and the Release remains in full force and effect, has not been revoked and is no longer subject to revocation, within sixty (60) calendar days after the date of termination.  If the foregoing requirements are not satisfied by the Executive, then no Release Severance Benefits (other than the Accrued Amounts) shall be due to the Executive pursuant to this Agreement.

The Release Benefits provided for in this Section 6(c) are in lieu of, and not in addition to, unused PTO remaining upon termination or any salary continuation provided for under the Confidentiality, Noncompetition and Intellectual Property Agreement referenced below in Section 8(b).  In the event that the Executive has already commenced receiving payments and/or benefits under Section 6(b) and becomes entitled to payments and/or benefits under this Section 6(c), then the Executive will be entitled to the payments and benefits under this Section 6(c) in lieu of any additional payments or benefits under Section 6(b), but only to the extent an equivalent payment and/or benefit has not already been paid or provided pursuant to Section 6(b).

d.
If the Executive’s employment is terminated by the Company by reason of the Executive’s Disability, the Company’s sole obligations hereunder shall be as follows:

i.	The Company shall pay the Executive the Accrued Amounts within sixty (60) days of the Executive’s termination date.

ii.	The Executive shall be entitled to receive disability benefits available under the Company’s Long Term Disability Plan.

7.
Change in Control; Compensation for Termination Within the Protection Period.

a.
For the purposes of this Agreement, “VS Change in Control” means, (i) the consummation of any transaction (including, without limitation, any sale of stock, merger, consolidation or spin-off), the result of which is that L Brands no longer owns, directly or indirectly, at least fifty percent (50%) of the voting securities of VS&Co. then outstanding; (ii) any Person (other than an Excluded Person) becomes, together with all “affiliates” and “associates” (each as defined under Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Act”)) the “beneficial owner” (as defined under Rule 13d-3 of the Act) of securities representing fifty percent (50%) or more of the combined voting power of the Voting Stock of VS&Co. then outstanding, unless such Person becomes the “beneficial owner” of fifty percent (50%) or more of the combined voting power of such Voting Stock then outstanding solely as a result of an acquisition of such Voting Stock by VS&Co. which, by reducing the Voting Stock of VS&Co. outstanding, increases the proportionate Voting Stock beneficially owned by such Person (together with all “affiliates” and “associates” of such Person) to fifty percent (50%) or more of the combined voting power of the Voting Stock of VS&Co. then outstanding; provided that if a Person shall become the “beneficial owner” of fifty percent (50%) or more of the combined voting power of the Voting Stock of VS&Co. then outstanding by reason of such Voting Stock acquisition by VS&Co. and shall thereafter become the “beneficial owner” of any additional Voting Stock of VS&Co. which causes the proportionate voting power of Voting Stock beneficially owned by such Person to increase to fifty percent (50%) or more of the combined voting power of the Voting Stock of VS&Co. then outstanding, such Person shall, upon becoming the “beneficial owner” of such additional Voting Stock of VS&Co., be deemed to have become the “beneficial owner” of fifty percent (50%) or more of the combined voting power of the Voting Stock then outstanding other than solely as a result of such Voting Stock acquisition by VS&Co.; (iii) the sale or other disposition of all or substantially all of the assets of VS&Co.; or (iv) the consummation of a complete liquidation or dissolution of VS&Co.  For the purposes of the foregoing definition, “Person,” “Excluded Person,” and “Voting Stock” shall have their respective meanings set forth in the 2020 Stock Plan as of the Commencement Date, provided that any reference therein to the Company shall be deemed a reference to VS&Co.

b.
For the purposes of this Agreement, “LB Change in Control” means, a “Change in Control” under the 2020 Stock Plan or any successor to such plan.

c.
Any outstanding unvested equity awards held by the Executive under any L Brands equity incentive plan (collectively, the “Stock Plans”) as of the first to occur of a VS Change in Control and an LB Change in Control (each, a “Change in Control”) that are settled in or measured by reference to shares of L Brands common stock (“Shares”) shall be treated as follows, notwithstanding anything in the applicable Stock Plan or award agreements, or any agreement governing the Change in Control to the contrary:

i.
Each Share underlying a full value equity award shall be converted into the right to receive a restricted cash award on the same terms and conditions (including applicable time and/or service vesting conditions and settlement provisions but excluding performance goals) applicable to such full value equity award under the Stock Plan and award agreement in effect immediately prior to the Change in Control, with respect to an amount of cash determined by multiplying (w) the total number of Shares underlying such full value equity award immediately prior to the Change in Control by (x) the Trading Price (as defined below).  To the extent that a full value equity award vests based on the achievement of performance goals, the number of Shares underlying such full value equity award shall be determined as if target performance had been achieved if less than one-third of the applicable performance period has elapsed as of the date of the Change in Control, otherwise it shall be determined as if maximum performance had been achieved.

ii.
Each Share underlying stock options shall be converted into the right to receive a restricted cash award on the same terms and conditions (including applicable time and/or service vesting conditions) applicable to such Stock Options under the Stock Plan and award agreement in effect immediately prior to the Change in Control, with respect to an amount of cash determined by multiplying (y) the total number of Shares issuable upon the exercise of such Stock Options immediately prior to the Change in Control multiplied by (z) the excess, if any, of (A) the Trading Price over (B) the exercise price per Share issuable under such Stock Option.

iii.
Each such restricted cash award will be settled no later than thirty (30) days following its vesting date, provided that, to the extent that paying any portion of such amount in accordance with the foregoing would constitute an impermissible change in the time or form of payment under Section 409A of the Code, then such portion shall be payable at a time that would be permitted under Section 409A of the Code and that is as near as possible to the payment timing contemplated by the foregoing.

iv.
For the purposes of this Agreement, “Trading Price” means the average of the closing price of the Shares (as reported on the New York Stock Exchange) for the period beginning fifteen (15) trading days before the Change in Control and ending on the fifteenth (15th) trading day following, and including, the date of the Change in Control, provided that, to the extent that the Change in Control is a spin-off transaction, the Trading Price means the average of the closing price of the Shares (as reported on the New York Stock Exchange) for the fifteen (15) consecutive trading days ending with, and including, the trading day immediately prior to the date of the Change in Control.

d.
For the purposes of this Agreement, the “Protection Period” means, (i) the period beginning three (3) months prior to a VS Change in Control and ending twenty four (24) months following a VS Change in Control, and (ii) only to the extent that an LB Change in Control occurs prior to a VS Change in Control, the period beginning on the date of an LB Change in Control and ending twenty four (24) months thereafter.

e.
If the Executive is terminated other than for Disability or Cause or resigns for Good Reason, in each case, within the Protection Period, the Company will offer a severance agreement to the Executive in exchange for a Release which will include (collectively, the “Protection Period Severance Benefits”):

i.	Accrued Amounts.

ii.
The Company shall continue to pay the Executive’s Base Salary for a period of three (3) years following the termination date, less applicable withholding, payable as follows: (i) on the First Payment Date, the Company will pay the Executive, without interest, the number of missed payroll installments which would have been paid during the period beginning on the termination date and ending on the First Payment Date had the installments been paid on the Company’s regularly scheduled payroll dates, and (ii) each of the remaining installments shall be paid on the Company’s regularly scheduled pay dates during the remainder of such three (3)-year period.

iii.
For up to thirty six (36) months following the termination date, and provided that the Executive pays the applicable contribution amount required to be paid by similarly-situated active employees for such coverage, the Company shall provide to the Executive and the Executive’s covered dependents medical and dental benefits substantially similar in the aggregate to the those provided to similarly-situated active employees; provided, however, that the Company’s obligation to provide such benefits shall cease upon the Executive’s becoming eligible for such benefits as the result of employment with another employer and provided, further, that the Company’s contribution toward the cost of such coverage shall be treated as taxable income to the Executive and the Executive must continue to pay his portion of the cost of this coverage with after-tax dollars.  Notwithstanding the foregoing, if the Executive is not eligible to continue to participate in the relevant plan(s) providing such benefits or if providing such benefits would violate the nondiscrimination rules under Section 105(h) of the Code, or the rules applicable to non-grandfathered health plans under PPACA, or result in the imposition of penalties under the Code and/or PPACA and the related regulations and guidance promulgated thereunder, the Parties agree to reform this section in a manner as necessary to comply with applicable law, while, to the extent permitted by applicable law, preserve intended economic benefit.

iv.
A payment equal to three (3) times the Executive’s target annual incentive compensation payout under the IC Plan (the “Bonus Amount”).  The Bonus Amount shall be payable in substantially equal bi-weekly payments over a period of three (3) years following the termination date, less applicable withholding, as follows: (i) on the First Payment Date (or, if later, sixty (60) days following the VS Change in Control), the Company will pay the Executive, without interest, the number of missed payroll installments which would have been paid during the period beginning on the termination date and ending on the First Payment Date (or, if later, sixty (60) days following the VS Change in Control) had the installments been paid on the Company’s regularly scheduled payroll dates, and (ii) each of the remaining installments shall be paid on the Company’s regularly scheduled pay dates during the remainder of such three (3)-year period.

v.
A payment equal to the product of (x) the IC Plan payment that the Executive would have earned for the season during which the Executive’s termination of employment occurs, based on actual performance, multiplied by (y) a fraction, the numerator of which is the number of days in the season (within the meaning of the IC Plan) in which the Executive’s termination of employment occurs that elapsed through the Executive’s termination of employment and the denominator of which is the total number of days in such season.  The foregoing payment shall be paid at the same time as payments under the IC Plan are typically paid, but in no event earlier than the First Payment Date and in no event later than March 15th of the year following the year in which the applicable season is completed.

vi.
The Company shall reimburse the Executive for all documented legal fees and expenses reasonably incurred by the Executive in seeking to obtain or enforce any right or benefit provided by this Section 7(e); provided that, such reasonable legal fees and expenses incurred by the Executive within the first six (6) months following the Executive’s termination date shall be reimbursed by the Company during the seventh (7th) month after Executive’s termination date.  Expenses incurred thereafter shall be reimbursed on a monthly basis for expenses incurred in the preceding month by the Company in accordance with the Company’s expense policies applicable to employees.

vii.
The vesting of any outstanding and unvested restricted cash awards converted pursuant to Section 7(c) will be accelerated and the underlying cash value of such restricted cash awards shall be paid on the First Payment Date (or, if later, sixty (60) days following the VS Change in Control), provided that, to the extent that paying any portion of such amount in accordance with the foregoing would constitute an impermissible change in the time or form of payment under Section 409A of the Code, then such portion shall be payable at a time that would be permitted under Section 409A of the Code and that is as near as possible to the payment timing contemplated by the foregoing.

viii.	The treatment of any equity awards granted following the Change in Control will be determined in accordance with the terms of the applicable plan and award agreements.

The Protection Period Severance Benefits provided for in this Section 7(b) are in lieu of, and not in addition to, unused PTO remaining upon termination or any salary continuation provided for under the Confidentiality, Noncompetition and Intellectual Property Agreement referenced below in Section 8(b).

Notwithstanding any other provisions of this Agreement to the contrary, the Company shall not make or provide the Protection Period Severance Benefits (other than the Accrued Amounts), unless the Executive timely executes and delivers to the Company the Release, and the Release remains in full force and effect, has not been revoked and is no longer subject to revocation, within sixty (60) calendar days after the date of termination.  If the foregoing requirements are not satisfied by the Executive, then no Protection Period Severance Benefits (other than the Accrued Amounts) shall be due to the Executive pursuant to this Agreement.

In the event that the Executive’s termination occurs during the portion of the Protection Period that precedes a VS Change in Control and the Executive has already commenced receiving payments and/or benefits under Sections 6(b) and/or 6(c) prior to the VS Change in Control, then (i) the Executive will be entitled to the payments and benefits under this Section 7 in lieu of any additional payments or benefits under Sections 6(b) and/or 6(c), but only to the extent an equivalent payment and/or benefit has not already been paid or provided pursuant to Sections 6(b) and/or 6(c); and (ii) any payments that the Executive would have otherwise been entitled to under this Section 7 that have not otherwise been paid to the Executive as of the Change in Control will be paid to the Executive in a single lump sum payment as soon as administratively practicable, but no later than fifteen (15) calendar days following the occurrence of the Change in Control.

8.
Employee Representation and Covenants.

a.
Representations. The Executive expressly represents and warrants to the Company that the Executive is not a party to any contract or agreement and is not otherwise obligated in any way, and is not subject to any rules or regulations, whether governmentally imposed or otherwise, which will or may restrict in any way the Executive’s ability to fully perform the Executive’s duties and responsibilities under this Agreement.

b.
Other Covenants. The Executive agrees as a condition of continued employment to execute the Confidentiality, Noncompetition and Intellectual Property Agreement and fully abide by its terms. A copy of that agreement is attached hereto as Exhibit A. The Executive acknowledges and agrees that the restrictions set forth in Exhibit A are reasonable and necessary to protect the legitimate business interests of the Company, and that they will not impair or infringe upon the Executive’s right to work or earn a living. The Executive further acknowledges and agrees that his position is one of trust and responsibility with access to confidential and proprietary information, trade secrets, information concerning employees of the Company, information concerning customers and prospective customers of the Company, and information pertaining to the Company’s Intellectual Property. The Executive understands and acknowledges that his obligations under this Agreement with regard to any particular Confidential Information (as that term defined in Exhibit A) shall commence immediately upon the Executive first having access to such Confidential Information (whether before or after he begins employment by the Company), and shall continue during and after his employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of the Executive’s breach of this Agreement or breach by those acting in concert with the Executive or on the Executive’s behalf.

c.
Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Agreement, the Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (A) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of the law; or (B) is made in a complaint or other document filed under seal in a lawsuit or other proceeding.  If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding so long as the Executive files any document containing trade secrets under seal, and does not disclose trade secrets, except pursuant to court order.

9.
Successors and Assigns.  The Company may assign its rights and obligations under this Agreement without the Executive’s consent to (i) an affiliate of the Company or (ii) in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into, any other entity or person, or transfer all or substantially all of its properties, stock, or assets to any other entity or person, to the acquirer or resulting entity in such transaction.  This Agreement will be binding upon any successor of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Agreement if no succession had taken place.  Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, the Executive’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal personal representative.

10.
Compliance with Section 409A of the Code. This Agreement is intended to either avoid the application of, or comply with, Section 409A of the Code.  To that end, this Agreement shall at all times be interpreted in a manner that is consistent with Section 409A of the Code.  Notwithstanding any other provision in this Agreement to the contrary, the Company shall have the right, in its sole discretion, to adopt such amendments to this Agreement or take such other actions (including amendments and actions with retroactive effect) as it determines is necessary or appropriate for this Agreement to comply with Section 409A of the Code.  Further:

a.
Any reimbursement of any costs and expenses by the Company to the Executive under this Agreement shall be made by the Company in no event later than the close of the Executive’s taxable year following the taxable year in which the cost or expense is incurred by the Executive.  The expenses incurred by the Executive in any calendar year that are eligible for reimbursement under this Agreement shall not affect the expenses incurred by the Executive in any other calendar year that are eligible for reimbursement hereunder and the Executive’s right to receive any reimbursement hereunder shall not be subject to liquidation or exchange for any other benefit.

b.
Any payment following a separation from service that would be subject to Section 409A(a)(2)(A)(i) of the Code as a distribution following a separation from service of a “specified employee” (as defined under Section 409A(a)(2)(B)(i) of the Code) shall be made on the first to occur of (i) ten (10) days after the expiration of the six (6)-month period following such separation from service, (ii) death, or (iii) such earlier date that complies with Section 409A of the Code.

c.
Each payment that the Executive may receive under this Agreement shall be treated as a “separate payment” for purposes of Section 409A of the Code.

d.
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service.”

e.
Payments under this Agreement are intended to be exempt from the requirements of Section 409A of the Code to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise.  Any payments and benefits provided under this Agreement may be accelerated in time or schedule by the Company, in its sole discretion, to the extent permitted by Section 409A of the Code.

11.
Arbitration.

a.
The Parties agree that, subject to Section 11(b), any controversy or claim between the Company and the Executive arising out of or relating to this Agreement or its termination shall be settled and determined by a single arbitrator whose award shall be accepted as final and binding upon the parties.  Arbitration costs and expenses, including the fees of the arbitrator, shall be paid by the Company, but each Party will be responsible for its/her own attorney’s fees.  The parties shall jointly select an arbitrator from the American Arbitration Association (AAA) with experience in employment disputes.  The arbitration shall be conducted on a confidential basis by the AAA and administered under its Employment Arbitration Rules.  The arbitrator shall have the authority to allow for appropriate discovery and exchange of information before a hearing, including, but not limited to, production of documents, information requests, depositions and subpoenas.  The arbitration shall take place in Columbus, Ohio.  Any decision or award as a result of any such arbitration proceeding shall be in writing and shall provide an explanation for all conclusions of law and fact and shall include the assessment of costs, expenses, and reasonable attorneys’ fees.  Judgment on the award may be entered in any court having jurisdiction.

b.
Claims Not Covered:  This Arbitration provision does not include:

i.	Any claim arising under or related to the Confidentiality, Noncompetition and Intellectual Property Agreement attached hereto as Exhibit A;

ii.	A claim for workers’ compensation benefits;

iii.	A claim for unemployment compensation benefits; and

iv.	A claim based upon the Company’s current (successor or future) employee benefits and/or welfare plans that contain an appeal procedure or other procedure for the resolution of disputes under the plan.

c.
Any dispute regarding the arbitrability of a particular claim shall be decided by the arbitrator.

d.
Any conflict between the rules and procedures set forth in the AAA rules and those set forth in this Agreement shall be resolved in favor of those in this Agreement.

e.
The burden of proof at an arbitration shall at all times be on the party seeking relief.

f.
In reaching a decision, the arbitrator shall apply the governing substantive law applicable to the claims, causes of action and defenses asserted by the Parties, as applicable in Ohio.  The arbitrator shall have the power to award all remedies that could be awarded by a court or administrative agency in accordance with the governing and applicable substantive law, including, without limitation, Title VII, the Age Discrimination in Employment Act, the Family and Medical Leave Act.

g.
The aggrieved party must give written notice of any claim to the other party as soon as possible after the aggrieved first knew or should have known of the facts giving rise to the claim.  The written notice shall describe the nature of all claims asserted, the facts upon which those claims are based, and shall set forth the aggrieved Party’s intention to pursue arbitration.  The notice shall be mailed to the other party by certified or registered mail, return receipt requested.  A copy of the notice may be sent by electronic mail.

12.
Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination and a notice of a claim for which a Party seeks arbitration) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, or upon receipt if overnight delivery service or facsimile is used, addressed as follows:

To the Executive:
Martin Waters

To the Company:
L Brands, Inc.
Three Limited Parkway,
Columbus, Ohio 43230
Attn:	Andrew Meslow – Chief Executive Officer, L Brands, Inc.
Deon N. Riley – Chief Human Resources Officer, L Brands, Inc.

VS Service Company LLC
Three Limited Parkway,
Columbus, Ohio 43230
Attn:	Laura Miller – Chief Human Resources Officer, Victoria’s Secret & Company

13.
Miscellaneous.  No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

14.
Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio, without giving effect to the conflict of law principles thereof.

15.
Severability.  The provision of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

16.
Counterparts.  This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed to constitute one and the same original.

17.
Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, including, but not limited to, the Employment Agreement between L Brands, Inc. and L Brands Service Company, LLC and the Executive dated July 23, 2009, as amended, and the Retention and Performance Bonus Agreement between L Brands Service Company, LLC and the Executive dated July 14, 2020, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

EXECUTION COPY

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

THE FOLLOWING PAGE IS THE SIGNATURE PAGE

EXECUTION COPY

MARTIN WATERS		DATE
/s/ Martin Waters		5/22/2021

VS SERVICE COMPANY LLC		DATE
By:	/s/ Andrew Meslow	5/22/2021